        MML N-SAR Exhibits

For Period Ending 6/30/07
File No. 811-2224

Item 77O.  Transactions Effected Pursuant to Rule 10f-3

MML Small Cap Growth Equity Fund (Series 7)

On February 7, 2007, Registrant purchased 1,000 shares issued by Accuray Inc. at a price of $18.00 per share, amounting to a $18,000 aggregate purchase price.  Jefferies & Co., an affiliate of Massachusetts Mutual Life Insurance Company, participated in the underwriting syndicate.  JP Morgan Chase was the broker from whom the Fund purchased the shares.

On February 7, 2007, Registrant purchased 6,700 shares issued by Aircastle Ltd. at a price of $33.00 per share, amounting to a $221,100 aggregate purchase price.  Jefferies & Co., an affiliate of Massachusetts Mutual Life Insurance Company, participated in the underwriting syndicate.  JP Morgan Chase was the broker from whom the Fund purchased the shares.

On February 7, 2007, Registrant purchased 900 shares issued by Mellanox Technologies Ltd. at a price of $17.00 per share, amounting to a $15,300 aggregate purchase price.  Jefferies & Co., an affiliate of Massachusetts Mutual Life Insurance Company, participated in the underwriting syndicate.  Credit Suisse Securities was the broker from whom the Fund purchased the shares.

On March 8, 2007, Registrant purchased 100 shares issued by Sourcefire Inc. at a price of $15.00 per share, amounting to a $1,500 aggregate purchase price.  Jefferies & Co., an affiliate of Massachusetts Mutual Life Insurance Company, participated in the underwriting syndicate.  Morgan Stanley was the broker from whom the Fund purchased the shares.

On March 14, 2007, Registrant purchased 1,500 shares issued by BigBand Networks Inc. at a price of $13.00 per share, amounting to a $19,500 aggregate purchase price.  Jefferies & Co., an affiliate of Massachusetts Mutual Life Insurance Company, participated in the underwriting syndicate.  Morgan Stanley was the broker from whom the Fund purchased the shares.

On June 26, 2007, Registrant purchased 400 shares issued by comScore Inc. at a price of $16.50 per share, amounting to a $6,600 aggregate purchase price.  Jefferies & Co., an affiliate of Massachusetts Mutual Life Insurance Company, participated in the underwriting syndicate.  Credit Suisse Securities was the broker from whom the Fund purchased the shares.

MML Mid Cap Value Fund (Series 19)

On June 19, 2007, Registrant purchased 150,000 shares issued by Altra Holdings Inc. at a price of $16.40 per share, amounting to a $2,460,000 aggregate purchase price.  Jefferies & Co., an affiliate of Massachusetts Mutual Life Insurance Company, participated in the underwriting syndicate.  Merrill Lynch was the broker from whom the Fund purchased the shares.